Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:15 PM 01/22/2010
FILED 01:14 PM 01/22/2010
SRV 100063246 - 4767099 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is
LN-TM MERGER SUB, LLC

Second: The address of its registered office in the State of Delaware is

2711 Centerville Road, Suite 400	in the City of	Wilmington	.

Zip code	19808	.	The name of its Registered agent at such address is
Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                                          .”)

Fourth: (Insert any other matters the members determine to include herein.)

LN-TM HOLDCO #2, LLC, Sole Member

In Witness Whereof, the undersigned have executed this Certificate of Formation this 22nd day of January, 2010.

By:	/s/ Michael Rowles
Authorized Person (s)

Name:	Michael Rowles